EXHIBIT 99.6

Item 1. Financial Statements.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for unit data)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$230	$1,649
Trade accounts receivable	58,356	74,086
Accounts receivable - affiliates	8,882	11,325
Prepaid expenses	2,423	3,073
Other current assets	750	1,813
Total current assets	70,641	91,946

Property, plant and equipment, net	1,060,633	1,058,570
Intangible assets, net	1,497	1,511
Investments in joint ventures	145,675	147,098
Other assets	16,275	17,189
Total assets	$1,294,721	$1,316,314

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$79,748	$116,842
Accounts payable - affiliates	3,803	12,856
Current portion of long-term debt	4,500	4,500
Other current liabilities	15,139	12,773
Total current liabilities	103,190	146,971

Long-term debt	505,092	471,129
Other non-current liabilities	1,392	1,110
Total liabilities	609,674	619,210

Commitments and contingencies (Note 7)

Partners' capital:
Common units (23,800,943 units outstanding as of March 31, 2015 and December 31, 2014)	243,464	259,735
Class B Convertible units (15,149,636 and 14,889,078 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	299,426	298,833
Subordinated units (12,213,713 units issued and outstanding as of March 31, 2015 and December 31, 2014)	41,628	48,831
General partner interest	11,753	12,385
Southcross Holdings' equity in contributed subsidiaries	88,776	77,320
Total partners' capital	685,047	697,104
Total liabilities and partners' capital	$1,294,721	$1,316,314

See accompanying notes.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Revenues	$178,491	$213,591
Revenues - affiliates	7,447	—
Total revenues	185,938	213,591

Expenses:
Cost of natural gas and liquids sold	141,115	186,403
Operations and maintenance	22,555	10,861
Depreciation and amortization	17,031	8,528
General and administrative	7,805	6,103
Loss on sale of assets, net	218	4
Total expenses	188,724	211,899

Income from operations	(2,786)	1,692
Other income (expense):
Equity in losses of joint venture investments	(3,552)	—
Interest expense	(7,498)	(2,973)
Total other expense	(11,050)	(2,973)
Loss before income tax expense	(13,836)	(1,281)
Income tax expense	(69)	(8)
Net loss	$(13,905)	$(1,289)
Series A Preferred Unit fair value adjustment	—	33
Series A Preferred Unit in-kind distribution	—	(534)
General partner Unit in-kind distribution	(76)	—
Net loss attributable to Holdings	(3,154)	—
Net loss attributable to partners	$(10,827)	$(1,790)

Earnings per unit and distributions declared
Net loss allocated to limited partner common units	$(4,936)	$(1,045)
Weighted average number of limited partner common units outstanding	23,801	18,285
Basic and diluted loss per common unit	$(0.21)	$(0.06)

Net loss allocated to limited partner subordinated units	$(2,533)	$(719)
Weighted average number of limited partner subordinated units outstanding	12,214	12,214
Basic and diluted loss per subordinated unit	$(0.21)	$(0.06)
Distributions declared per common unit	$0.40	$0.40

See accompanying notes.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net loss	$(13,905)	$(1,289)
Other comprehensive loss:
Hedging losses reclassified to earnings and recognized in interest expense	—	115
Adjustment in fair value of derivatives	—	(11)
Total other comprehensive income	—	104
Comprehensive loss	$(13,905)	$(1,185)

See accompanying notes.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(13,905)	$(1,289)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,031	8,528
Unit-based compensation	813	529
Amortization of deferred financing costs	825	337
Loss on sale of assets, net	218	4
Unrealized loss (gain) on financial instruments	167	(32)
Equity in losses of joint venture investments	3,552	—
Other, net	11	14
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	18,307	(7,477)
Prepaid expenses and other current assets	(297)	813
Other non-current assets	170	(25)
Accounts payable and accrued liabilities	(27,140)	13,694
Other liabilities, including affiliates	2,296	(920)
Net cash provided by operating activities	2,048	14,176
Cash flows from investing activities:
Capital expenditures	(41,002)	(11,087)
Expenditures for assets subject to property damage claims, net of insurance proceeds and deductibles	545	(693)
Proceeds from sales of assets	4,368	—
Investment contribution to joint venture investments	(2,349)	—
Other acquisitions	—	(38,636)
Net cash used in investing activities	(38,438)	(50,416)
Cash flows from financing activities:
Proceeds from issuance of common units, net	—	144,715
Borrowings under our credit facility	50,000	62,000
Repayments under our credit facility	(15,000)	(158,450)
Repayments under our term loan agreement	(1,125)	—
Payments on capital lease obligations	(140)	(143)
Financing costs	(6)	(156)
Contributions from general partner	—	3,115
Payments of distributions and distribution equivalent rights	(13,368)	(13,755)
Expenses paid by Holdings on behalf of Valley Wells' assets	14,610	—
Other, net	—	(1)
Net cash provided by financing activities	34,971	37,325

Net (decrease) increase in cash and cash equivalents	(1,419)	1,085
Cash and cash equivalents — Beginning of period	1,649	3,349
Cash and cash equivalents — End of period	$230	$4,434

See accompanying notes.

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
(In thousands)
(Unaudited)

	Partners' Capital
	Limited Partners				Southcross Holdings' equity in contributed subsidiaries
	Common	Class B Convertible	Subordinated	General Partner		Total
BALANCE - December 31, 2014	$259,735	$298,833	$48,831	$12,385	$77,320	$697,104
Net loss	(4,902)	(3,119)	(2,513)	(217)	(3,154)	(13,905)
Class B Convertible unit in-kind distribution	(2,405)	3,712	(1,232)	(75)	—	—
Unit-based compensation on long-term incentive plan	948	—	—	—	—	948
Cash distributions and distribution equivalent rights paid	(9,520)	—	(3,432)	(416)	—	(13,368)
Accrued distribution equivalent rights on long-term incentive plan	(342)	—	—	—	—	(342)
General partner unit in-kind distribution	(50)	—	(26)	76	—	—
Expenses paid by Holdings on behalf of Valley Wells' assets	—	—	—	—	14,610	14,610
BALANCE - March 31, 2015	$243,464	$299,426	$41,628	$11,753	$88,776	$685,047

	Partners' Capital
	Limited Partners			Accumulated Other Comprehensive Loss
	Common	Subordinated	General Partner		Total
BALANCE - December 31, 2013	$169,141	$99,726	$6,367	$(210)	$275,024
Net loss	(757)	(506)	(26)	—	(1,289)
Issuance of common units, net	144,715	—	—	—	144,715
Unit-based compensation on long-term incentive plan	432	—	—	—	432
Series A convertible preferred unit in-kind distribution and fair value adjustment	(281)	(210)	(11)	—	(502)
Contributions from general partner	—	—	3,115	—	3,115
Cash distributions paid	(8,581)	(4,885)	(289)	—	(13,755)
Accrued distribution equivalent rights on long-term incentive plan	(76)	—	—	—	(76)
Tax withholdings on unit-based compensation vested units	(1)	—	—	—	(1)
General partner unit in-kind distribution	(6)	(5)	11	—	—
Net effect of cash flow hedges	—	—	—	104	104
BALANCE - March 31, 2014	$304,586	$94,120	$9,167	$(106)	$407,767

See accompanying notes.

SOUTHCROSS ENERGY PARTNERS, L.P.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Southcross Energy Partners, L.P. (the "Partnership," "Southcross," "we," "our" or "us") is a Delaware limited partnership formed in April 2012. Our common units are listed on the New York Stock Exchange under the symbol “SXE.”

Until August 4, 2014, Southcross Energy LLC, a Delaware limited liability company, held all of the equity interests in Southcross Energy Partners GP, LLC, a Delaware limited liability company, and our general partner (“General Partner”), all of our subordinated units and a portion of our common units. Southcross Energy LLC is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC (“Charlesbank”).

Holdings Transaction

On August 4, 2014, Southcross Energy LLC and TexStar Midstream Services, LP, a Texas limited partnership (“TexStar”), combined pursuant to a contribution agreement in which Southcross Holdings LP, a Delaware limited partnership (“Holdings”), was formed (the “Holdings Transaction”). As a result of the Holdings Transaction, Holdings indirectly owns 100% of our General Partner (and therefore controls us), all of our subordinated units and a portion of our common units. Our General Partner owns an approximate 2.0% interest in us and all of our incentive distribution rights. Charlesbank, EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings. Affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services also own certain additional equity interests in Holdings.

TexStar Rich Gas System Transaction

Contemporaneously with the closing of the Holdings Transaction, TexStar contributed to us certain gathering and processing assets (the “TexStar Rich Gas System”), which were owned by TexStar (the “TexStar Rich Gas System Transaction”). For additional details regarding the Holdings Transaction and the TexStar Rich Gas System Transaction, see Notes 2, 6, 9, 10, and 13.

Holdings Drop-Down Acquisition

On May 7, 2015, we acquired gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) from Holdings and its subsidiaries consisting of the Valley Wells sour gas gathering and treating system (the "Valley Wells System"), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the "Compression Assets") and two NGL pipelines that were under construction at the time of the transaction (and that are now operational). For additional details regarding the 2015 Holdings Acquisition, see Notes 2 and 9.

Liquidity Consideration
Beginning in the second half of 2014 and continuing through the issuance of our financial statements, commodity prices have experienced increased volatility. In particular, natural gas, crude oil and NGL prices have decreased significantly. If a material reduction in drilling occurs in the geographic areas in which we operate, including the Eagle Ford Shale region, or significant, prolonged pricing deterioration occurs for commodities we sell, our future cash flow may be materially adversely affected.
The majority of our revenue is derived from fixed-fee contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than the value of the underlying natural gas or NGLs, although a percentage of our contract portfolio contains minimum volume commitment arrangements. The majority of our sales volumes are dependent upon the level of producer drilling activity.
After considering these uncertainties and in developing our annual budget for 2015, our forecast indicates a potential shortfall in the amount of consolidated EBITDA (as defined in our Credit Facility (as defined in Note 6)) to comply with the consolidated total leverage ratio of our Financial Covenants (as defined in Note 6) in our Credit Facility. As discussed in further detail in Note 6, we have the right (which cannot be exercised more than two times in any 12-month period or more than four times during the term of the facility) to cure such a Financial Covenant Default (as defined in Note 6) by our Sponsors or Holdings purchasing equity interests in or making capital contributions (an equity cure) resulting in, among other things, proceeds that, if added to consolidated EBITDA would result in us satisfying the Financial Covenants. Once such an equity cure is made, it is included in our consolidated EBITDA calculation in any rolling twelve month period that includes the quarter that was cured. Should there be an event of default under the Credit Facility, and such default is not cured, we would also experience a cross default under our Term Loan Agreement (defined in Note 6) and all of our debt would become due and payable to our lenders.
In response to the Partnership’s expected need for additional liquidity, our Sponsors (as defined in Note 10) have committed to provide the necessary funding to support the Partnership for at least a reasonable period of time in an amount up to $25 million to ensure the Partnership has sufficient liquidity to comply with its applicable Financial Covenants, and to fund normal operating and growth capital requirements. Therefore, our financial statements have been presented as if the Partnership will continue as a going concern. See Notes 6 and 15.
Description of Business
We are a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and our pipelines. We are headquartered in Dallas, Texas.
Segments
Our chief operating decision maker is our General Partner’s Chief Executive Officer, who reviews financial information presented on a consolidated basis in order to assess our performance and make decisions about resource allocations. There are no segment managers who are held accountable by the chief operating decision maker, or anyone else, for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, we have determined that we have one reportable segment.

Basis of Presentation

We prepared this report under the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, these condensed consolidated financial statements do not include all of the disclosures required by GAAP and should be read in conjunction with the recasted financial statements and financial information filed on a Current Report on Form 8-K on August 20, 2015 (collectively referred herein as the "Recast 2014 Annual Report on Form 10-K"). The condensed consolidated financial statements as of March 31, 2015 and December 31, 2014, and for the three months ended March 31, 2015 and 2014, are unaudited and have been prepared on the same basis as the audited financial statements included in our Recast 2014 Annual Report on Form 10-K. Adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position have been included herein. All intercompany accounts and transactions have been eliminated in the preparation of the accompanying condensed consolidated financial statements.

The condensed consolidated financial statements reflect the assets acquired and liabilities assumed and the related operating results associated with (i) the Onyx pipelines acquisition beginning on March 6, 2014, (ii) the TexStar Rich Gas System Transaction and the 2015 Holdings Acquisition beginning on August 4, 2014, (iii) and the Texoz acquisition beginning on November 21, 2014. See Note 2.

As a result of the Holdings Transaction, Holdings acquired a controlling equity interest in the Partnership, which was accounted for under the acquisition method of accounting in the consolidated financial statements of Holdings, whereby Holdings recorded the Partnership’s assets acquired and liabilities assumed at fair value. However, because less than 80% of the equity interests in the Partnership were acquired, push down accounting of Holdings’ basis in the Partnership was prohibited in our consolidated financial statements.

Additionally, because the TexStar Rich Gas System was owned by TexStar, the Partnership recorded the TexStar Rich Gas System at TexStar’s historical cost. Thus, the difference between consideration paid and the TexStar Rich Gas System’s historical cost (net book value) at August 4, 2014, the date on which the Holdings Transaction and the TexStar Rich Gas System Transaction closed, was recorded as a reduction to partners’ capital. Management concluded that the Partnership was the predecessor for accounting purposes for periods prior to August 4, 2014.

We recognized the 2015 Holdings Acquisition at Holdings’ historical cost because the acquisition was executed by entities under common control. Thus, the difference between consideration paid and Holdings’ historical cost (net book value) on May 7, 2015, the date on which the 2015 Holdings Acquisition closed, was recorded as a reduction to partners’ capital. Due to the common control aspect, the 2015 Holdings Acquisition was accounted for by the Partnership on an “as if pooled” basis for the periods during which common control existed which began on August 4, 2014. See Note 2.

The accompanying unaudited condensed consolidated financial statements were prepared in conformity with GAAP, which requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates. Information for interim periods may not be indicative of our operating results for the entire year.

The disclosures included in this report provide an update to our Recast 2014 Annual Report on Form 10-K.

We evaluate events that occur after the balance sheet date, but before the financial statements are issued, for potential recognition or disclosure. Based on the evaluation, we determined that there were no material subsequent events for recognition or disclosure other than those disclosed in this report.

Significant Accounting Policies

During the first quarter of 2015, there were no material changes to our significant accounting policies described in Note 1 in Part II, Item 8 of our Recast 2014 Annual Report on Form 10-K.

Recent Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting rules. We review new pronouncements to determine their impact, if any, on our consolidated financial statements. We are evaluating the impact of each pronouncement on our consolidated financial statements.

In 2014, a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP was issued. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are currently required to adopt this standard beginning in the first quarter of 2017. On April 1, 2015, the Financial Accounting Standards Board (“FASB”) voted to propose to defer the effective date of the new revenue recognition standard by one year. The FASB plans to disclose its decisions for a 30-day public comment period in a proposed Accounting Standards Update (“ASU”), which is expected to be issued during the second quarter of 2015.

In February 2015, the FASB issued an ASU that amended current consolidation guidance with regard to variable interest entities and voting interest entities. All reporting entities will need to re-evaluate and potentially revise their disclosures regarding this topic. This standard will become effective beginning in 2016.

2. ACQUISITIONS

TexStar Rich Gas System Transaction. On August 4, 2014, contemporaneously with the closing of the Holdings Transaction, TexStar contributed to us the TexStar Rich Gas System through a contribution of TexStar’s equity interest in the entities that own the TexStar Rich Gas System (the “Contribution”). In exchange for the Contribution, we paid $80 million in cash, assumed $100 million of debt (which was immediately repaid through our Term Loan Agreement (as defined in Note 6)) and issued 14,633,000 Class B Convertible Units (the “Class B Convertible Units”). The TexStar Rich Gas System consists of a cryogenic processing plant, located in Bee County, Texas, and joint venture ownership in natural gas gathering and residue pipelines across the core producing areas extending from Dimmit to Karnes Counties, Texas in the liquids-rich window of the Eagle Ford Shale region. These pipelines are operated under split-capacity arrangements within joint venture arrangements with Targa Pipeline Partners LP (see Note 13).

The amount of the consideration paid over TexStar’s net book value of the assets received and liabilities assumed of the TexStar Rich Gas System was recorded as a reduction to partners’ capital as summarized as follows (in thousands):

Consideration paid (1)		$404,414
Current assets		$1,295
Property, plant and equipment, net		255,220
Investments in joint ventures(2)		152,050
Total assets contributed		408,565
Total liabilities assumed (3)		(102,776)
Net identifiable assets contributed		$305,789
Consideration paid in excess of net assets contributed		$98,625
Allocation of reduction to partners' capital:
Common limited partner interest	$45,420
Class B Convertible limited partner interest	27,925
Subordinated limited partner interest	23,308
General Partner interest	1,972
Total reduction to partners' capital		$98,625

(1) This amount was calculated as follows: $80 million of cash plus 14,633,000 Class B Convertible Units at an issue price of $22.17, the closing price of the Partnership’s common units on August 4, 2014.
(2) Significant assets acquired through the TexStar Rich Gas System Transaction include equity interests in three joint ventures. See Note 13.
(3) This amount includes $100 million of debt assumed.

Onyx Pipelines Acquisition. On March 6, 2014, our subsidiary, Southcross Nueces Pipelines LLC, acquired natural gas pipelines near Corpus Christi, Texas and contracts related to these pipelines from Onyx Midstream, LP and Onyx Pipeline Company (collectively, “Onyx”) for $38.6 million in cash, net of certain adjustments as provided in the purchase agreement.

The pipelines transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts that extend through 2029 and include an option to extend the agreements by an additional term of up to ten years. The contracts were renegotiated in connection with the acquisition; therefore, we considered these contracts to be assumed at fair market value.

The fair values of the property, plant and equipment were based upon assumptions related to expected future cash flows, discount rates and asset lives using currently available information. We utilized a mix of the cost, income and market approaches to determine the estimated fair values of such assets. The fair value measurements and models were classified as non-recurring Level 3 measurements.
We performed our assessment of the fair value of the assets acquired and liabilities assumed, and the consideration given was considered equal to the fair value of net assets acquired. As a result, no goodwill was recorded. The assessment was finalized during the second quarter of 2014 and there were no subsequent changes to the preliminary balances recorded.
The fair value of the assets acquired and liabilities assumed related to the Onyx purchase price was as follows (in thousands):

Purchase Price—Cash	$38,636
Current assets	$730
Property, plant and equipment	39,413
Total assets acquired	40,143
Current liabilities assumed	(1,407)
Other liabilities assumed	(100)
Net identifiable assets acquired	$38,636

Unaudited Pro Forma Financial Information for Onyx Pipelines Acquisition. The following unaudited pro forma financial information for the three months ended March 31, 2014 assumes that the acquisition of pipelines from Onyx occurred on January 1, 2013 and includes adjustments for income from operations, including depreciation and amortization, as well as the effects of financing the transaction (in thousands, except unit information):

Three Months Ended
March 31, 2014
Total revenue	$214,240
Net loss	(1,397)
Net loss attributable to common unitholders	(1,115)
Net loss per common unit (basic and diluted)	(0.06)
Net loss attributable to subordinated unitholders	(745)
Net loss per subordinated unit (basic and diluted)	(0.06)
The unaudited pro forma information is not necessarily indicative of what our statements of operations would have been if the transaction had occurred on that date, or what the financial position or results from operations will be for any future periods. For the period from March 6, 2014 through March 31, 2014, the Onyx pipelines business contributed $0.3 million in revenues and $0.1 million in net income to our statements of operations.
Texoz Acquisition. On November 21, 2014, we completed the acquisition of a natural gas gathering system in McMullen County, Texas (the “Texoz System”) from LT Gathering, LLC for $5.4 million in cash, net of certain adjustments as provided in the purchase agreement (the “Texoz Acquisition”). The Texoz System consists of eight miles of gathering pipelines within two miles of our existing rich gas pipeline network and services customers under acreage dedication contracts. Due to the immaterial amount of this transaction, no pro-forma financial information has been presented.
Holdings Drop-Down Acquisition. On May 7, 2015, we completed the 2015 Holdings Acquisition pursuant to a Purchase, Sale and Contribution Agreement among Holdings, TexStar Midstream Utility, LP, Frio LaSalle Pipeline, LP (“Frio”), us and certain of our subsidiaries. The acquired assets consist of the Valley Wells System, the Compression Assets and two NGL pipelines that were under construction at the time of the transaction (and that are now operational). Total consideration for the assets was $15.0 million in cash and 4.5 million new common units, valued as of the date of closing, issued to Holdings equating to $77.6 million. We also assumed the remaining capital expenditures for the completion of the NGL pipelines that were under construction.

The Valley Wells System is located in the Eagle Ford Shale region, in La Salle County, Texas. The system has sour gas treating capacity of approximately 100 MMcf/d and is supported by a 35 MMcf/d minimum volume commitment. The system is connected to our rich gas system for transport and processing. The assets acquired in the 2015 Holdings Acquisition include over 50,000 horsepower of compression capability that serve both the Valley Wells and Lancaster gathering systems located primarily in Dimmit, Frio and LaSalle counties. The NGL pipelines, which were completed in June 2015, include a Y-grade pipeline that connects our Woodsboro processing facility to Holdings’ Robstown fractionator (“Robstown”) and a propane pipeline from our Bonnie View fractionator to Robstown.

Because of the common control aspects in the 2015 Holdings Acquisition, the 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). The Partnership’s financial results retrospectively include the financial results of the Valley Wells System and Compression Assets for all periods ending after August 4, 2014, the date of the Holdings Transaction. The acquired NGL pipelines were accounted for as an asset acquisition and will be included in the historical financial statements, and before May 7, 2015. The consolidated net assets associated with the Valley Wells System and Compression Assets as of March 31, 2015 were $88.8 million and are presented in the consolidated balance sheet of the Partnership. As a carve-out transaction, the 2015 Holdings Acquisition has no cash accounts. As such, accounts receivable and accounts payable, along with certain other assets and liabilities that would be settled in cash, were the rights and obligations of Holdings as of March 31, 2015. Given their nature and the fact that carve-out financial statements are meant to represent an entity’s operations as if it had existed as of the time common control occurred, we have presented these amounts as third-party receivables and payables.

Pooling of Interests. As noted above, the 2015 Holdings Acquisition was between commonly controlled entities which required that we account for the acquisitions in a manner similar to a pooling of interests. As a result, the historical financial statements of the Partnership and the Valley Wells System and Compression Assets have been combined to reflect the historical operations, financial position and cash flows from the date common control began on August 4, 2014. Revenues and net income for the previously separate entities and the combined amounts for the three months ended March 31, 2015, are as follows (in thousands):

Three Months Ended March 31, 2015
Partnership revenues	$180,549
Valley Wells System and Compression Assets revenue(1)	5,389
Combined revenues	$185,938

Partnership net income	$(10,751)
Valley Wells System and Compression Assets net loss(1)	(3,154)
Combined net income	$(13,905)

(1) Results are fully reflected in the Partnership's results of operations for the three months ended March 31, 2015.

3. NET INCOME/LOSS PER LIMITED PARTNER UNIT AND DISTRIBUTIONS

Net Income/Loss Per Limited Partner Unit

The following is a reconciliation of the net loss attributable to our limited partners and our limited partner units and the basic and diluted earnings per unit calculations for the three months ended March 31, 2015 and 2014 (in thousands, except unit and per unit data):

	Three Months Ended March 31,
	2015	2014
Net loss	$(13,905)	$(1,289)
Series A Preferred Unit fair value adjustment (1)	—	33
Series A Preferred Unit in-kind distribution	—	(534)
General partner Unit in-kind distribution	(76)	—
Net loss attributable to Holdings	(3,154)	—
Net loss attributable to partners	$(10,827)	$(1,790)

General partner's interest (2)	(239)	(26)
Class B Convertible limited partner interest (2)	(3,119)	—
Limited partners' interest (2)
Common	(4,936)	(1,045)
Subordinated	(2,533)	(719)

(1) The valuation adjustment to maximum redemption value of the Series A Preferred Unit in-kind distribution decreased the net loss attributable to partners for the three months ended March 31, 2014.
(2) General Partner's and limited partners’ interests are calculated based on the allocation of net losses for the period, net of the allocation of Series A Preferred Unit in-kind distributions, Series A Preferred Unit fair value adjustments and General Partner unit in-kind distributions. The Class B Convertible Unit interest is calculated based on the allocation of only net losses for the period.

	Three Months Ended March 31,
Common Units	2015	2014
Interest in net loss	$(4,936)	$(1,045)
Effect of dilutive units - numerator (1)	—	—
Dilutive interest in net loss	$(4,936)	$(1,045)

Weighted-average units - basic	23,800,943	18,285,220
Effect of dilutive units - denominator (1)	—	—
Weighted-average units - dilutive	23,800,943	18,285,220

Basic and diluted net loss per common unit	$(0.21)	$(0.06)

	Three Months Ended March 31,
Subordinated Units	2015	2014
Interest in net loss	$(2,533)	$(719)
Effect of dilutive units - numerator (1)	—	—
Dilutive interest in net loss	$(2,533)	$(719)

Weighted-average units - basic	12,213,713	12,213,713
Effect of dilutive units - denominator (1)	—	—
Weighted-average units - dilutive	12,213,713	12,213,713

Basic and diluted net loss per subordinated unit	$(0.21)	$(0.06)

(1) Because we had a net loss for all periods for common units and the subordinated units, the effect of the dilutive units would be anti-dilutive to the per unit calculation. Therefore, the weighted average units outstanding are the same for basic and dilutive net loss per unit for those periods. The weighted average units that were not included in the computation of diluted per unit amounts were2,081 and 140,100 for the three months ended March 31, 2015 and 2014, respectively.

Our calculation of the number of weighted-average units outstanding includes the common units that have been awarded to our directors that are deferred under our Non-Employee Director Deferred Compensation Plan.

All of our Series A Preferred Units were converted into common units on August 4, 2014 (see Note 8). Prior to conversion, our Series A Preferred Units were considered participating securities for purposes of the basic earnings per unit calculation during periods in which they received cash distributions. We were required to pay in-kind distributions to the Series A Preferred Units for the first four full quarters beginning the second quarter of 2013, and continued to pay these distributions until the Series A Preferred Units were converted into common units. Because the Series A Preferred Units received in-kind distributions, they have been excluded from the basic earnings per unit calculation for the three months ended March 31, 2014.

Distributions

Our agreement of limited partnership, which was amended and restated on August 4, 2014 in order to establish the Class B Convertible Units (as amended and restated, the “Partnership Agreement”), requires that within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date, as determined by our General Partner. We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our General Partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Beginning with the third quarter of 2014, until such time that we have a distributable cash flow divided by cash distributions ratio (“Distributable Cash Flow Ratio”) of at least 1.0, Holdings, the holder of all of our subordinated units, waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0.

With respect to the fourth quarter of 2014, Holdings also waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution was paid before or in conjunction with the filing of our 2014 Annual Report on Form 10-K. We paid a distribution of $0.28 per unit on our 12,213,713 subordinated units in conjunction with the filing of our 2014 Annual Report on Form 10-K.

Paid In-Kind Distributions

Series A Preferred Units. During the second quarter of 2013, we raised $40.0 million of equity through issuances of 1,715,000 Series A Preferred Units and an additional General Partner contribution to satisfy the requirements of our Previous Credit Facility (as defined in Note 6) (see Notes 6 and 8). Under the terms of our Partnership Agreement, we were required to pay the holders of our Series A Preferred Units quarterly distributions of in-kind Series A Preferred Units for the first four full quarters following the issuance of the units and continuing thereafter until the board of directors of our General Partner determined to begin paying quarterly distributions in cash. In-kind distributions were in the form of Series A Preferred Units at a rate of $0.40 per outstanding Series A Preferred Unit per quarter (or 7% per year of the per unit purchase price). Cash distributions were required to equal the greater of $0.40 per unit per quarter or the quarterly distribution paid with respect to each common unit. In accordance with the Partnership Agreement, our General Partner received a corresponding distribution of in-kind general partner units to maintain its 2.0% interest in us. In connection with the Holdings Transaction (see Notes 1 and 2), all holders of the Series A Preferred Units elected to convert their Series A Preferred Units into 2,015,638 common units based on a 110% exchange ratio.

The following table represents the paid in-kind (“PIK”) distribution declared in 2014 through August 4, 2014, the date on which all outstanding Series A Preferred Units were converted to common units (in thousands, except per unit and in-kind distribution units):

Payment Date	Attributable to the Quarter Ended(1)	Per Unit Distribution	In-Kind Series A Preferred Unit Distributions to Series A Preferred Holders	In-Kind Series A Preferred Distributions Value(2)	In-Kind Unit Distribution to General Partner	In-Kind General Partner Distribution Value(2)
2014
May 15, 2014	March 31, 2014	$0.40	31,513	$534	643	$11

(1) As a result of the conversion, the Series A Preferred Unit holders (and the corresponding General Partner units) ceased receiving PIK distributions effective with the quarter ended June 30, 2014, but received a cash distribution on the converted common units.
(2) The fair value was calculated as required, based on the common unit price at the quarter end date for the period attributable to the distribution, multiplied by the number of units distributed.

Class B Convertible Units. In connection with the Contribution and the TexStar Rich Gas System Transaction, on August 4, 2014, we established our Class B Convertible Units. As of March 31, 2015, the Class B Convertible Units consist of 15,149,636 of such units including the additional Class B Convertible Units issued in-kind as a distribution (“Class B PIK Units”). The Class B Convertible Units are not participating securities for purposes of the earnings per unit calculation. Commencing with the quarter ended September 30, 2014 and until converted, as long as certain requirements are met, the holders of the Class B Convertible Units will receive quarterly distributions in an amount equal to $0.3257 per unit. These distributions will be paid quarterly in Class B PIK Units within 45 days after the end of each quarter. Our General Partner was entitled, and has exercised its right, to retain its 2.0% general partner interest in us in connection with the original issuance of 14,633,000 Class B Convertible Units. In connection with future distributions of Class B PIK Units, the General Partner is entitled to a corresponding distribution to maintain its 2.0% general partner interest in us. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as our common units, with certain exceptions. See Note 9.

The following table presents the PIK distribution earned on the Class B Convertible Units for periods after issuance on August 4, 2014 through March 31, 2015 (in thousands, except per unit and in-kind distribution units):

Payment Date	Attributable to the Quarter Ended	Per Unit Distribution	In-Kind Class B Convertible Unit Distributions to Class B Convertible Holders	In-Kind Class B Convertible Distributions Value(1)	In-Kind Unit Distribution to General Partner	In-Kind General Partner Distribution Value(1)
2015
May 14, 2015	March 31, 2015	$0.3257	265,118	$3,712	5,410	$76
2014
February 13, 2015	December 31, 2014	$0.3257	260,558	$4,143	5,318	$85
November 14, 2014	September 30, 2014	$0.3257	256,078	$5,467	5,226	$112

(1) The fair value was calculated as required, based on the common unit price at the quarter end date for the period attributable to the distribution, multiplied by the number of units distributed.

Cash Distributions

The following table represents our distributions declared for the quarterly periods beginning in 2014 through the three months ended March 31, 2015 (in thousands, except per unit data):

				Distributions
	Attributable to the	Per Unit		Limited Partners
Payment Date	Quarter Ended	Distribution		Common	Subordinated		General Partner	Total
2015
May 14, 2015	March 31, 2015	$0.40		$9,520	$—		$418	$9,938
2014
February 13, 2015	December 31, 2014	0.40	(1)	9,520	3,432	(2)	416	13,368
November 14, 2014	September 30, 2014	0.40	(1)	9,520	—		413	9,933
August 14, 2014	June 30, 2014	0.40		9,399	4,886		290	14,575
May 15, 2014	March 31, 2014	0.40		8,586	4,886		290	13,762

(1) The common unit distribution in the table above includes the distribution payment to the Series A Preferred unitholders for their Series A Preferred Units converted into common units or to the units that vested as part of our LTIP (as defined in Note 11) as a result of the Holdings Transaction (see Notes 1, 8 and 11).
(2) Holdings waived the requirement that any distribution owed to it for the fourth quarter be paid within 45 days of the end of the quarter. We paid a distribution of $0.28 per unit on our 12,213,713 subordinated units in conjunction with the filing of our 2014 Annual Report on Form 10-K.

4. FINANCIAL INSTRUMENTS

Fair Value Measurements

We apply recurring fair value measurements to our financial assets and liabilities. In estimating fair value, we generally use a market approach and incorporate assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. The fair value measurement inputs we use vary from readily observable inputs that represent market data obtained from independent sources to unobservable inputs that reflect our own market assumptions that cannot be validated through external pricing sources. Based on the observability of the inputs used in the valuation techniques, the financial assets and liabilities carried at fair value in the financial statements are classified as follows:

•
Level 1—Represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes our cash and cash equivalents, accounts receivable and accounts payable.

•
Level 2—Represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category primarily includes variable rate debt, over-the-counter swap contracts based upon natural gas price indices and interest rate derivative transactions.

•
Level 3—Represents derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from market sources. We do not have financial assets and liabilities classified as Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy must be determined based on the lowest level input that is significant to the fair value measurement. An assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair values based on the short-term nature of these instruments. The fair value of the debt funded through our credit facilities approximates its carrying amount due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurement.

Derivative Financial Instruments
Interest Rate Derivative Transactions
We manage a portion of our interest rate risk through interest rate swaps. In March 2012, we terminated an interest rate cap contract and entered into an interest rate swap contract with Wells Fargo, N.A. The interest rate swap had a notional value of $150.0 million, and a maturity date of June 30, 2014. We received a floating rate based upon one-month London Interbank Offered Rate (“LIBOR”) and paid a fixed rate under the interest rate swap of 0.54%.

The interest rate swap was designated as a cash flow hedge for accounting purposes at inception of the contract and, thus, to the extent the cash flow hedge was effective, unrealized gains and losses were recorded to accumulated other comprehensive income/loss and recognized in interest expense as the underlying hedged transactions (interest payments) were recorded. Any hedge ineffectiveness was recognized in interest expense immediately. We did not have any hedge ineffectiveness during the three months ended March 31, 2014.

In February 2014, we discontinued cash flow hedge accounting on a prospective basis as a result of the $148.5 million repayment of borrowings under our Previous Credit Facility (as defined in Note 6). The fair value of the interest rate swap recorded in accumulated other comprehensive loss at the cash flow hedge de-designation date was $0.1 million. This balance was reclassified into interest expense as interest on the hedged debt was recorded. No ineffectiveness was recorded as a result of the cash flow hedge de-designation. Changes in the fair value of the interest rate swap for the remainder of the contract term were recognized in interest expense.

We enter into interest rate swap contracts whereby we receive a floating rate and pay a fixed rate to reduce the risk associated with the variability of interest rates for our term loan borrowings.

These interest rate swaps are not designated as cash flow hedges and as a result, changes in the fair value of the interest rate swaps are recognized in interest expense immediately. Our interest rate swap position was as follows (in thousands):

				Estimated Fair Value
Notional Amount	Fixed Rate	Effective Date	Maturity Date	March 31, 2015
$140,000	0.327%	June 30, 2014	June 30, 2015	$(51)
50,000	1.198%	September 30, 2014	June 30, 2016	(94)
50,000	1.196%	September 30, 2014	June 30, 2016	(94)
				$(239)

In December 2014, we entered into an interest rate cap contract for $20.0 million notional value, effective December 31, 2014, with a maturity date of December 31, 2016. The contract effectively caps our LIBOR-based interest rate on that portion of debt at 1.5%. We did not designate the interest rate cap as a hedging instrument for accounting purposes, and as a result, changes in the fair value are recognized in interest expense immediately.

The fair value of our interest rate derivative transactions is determined based on a discounted cash flow method using contractual terms of the transactions. The floating coupon rate is based on observable rates consistent with the frequency of the interest cash flows.

The fair values of our interest rate derivatives were as follows (in thousands):

r	Significant Other Observable Inputs (Level 2)
	Fair Value Measurement as of
	March 31, 2015	December 31, 2014
Current interest rate derivative assets	$13	$27
Non-current interest rate derivative assets	$10	$27
Current interest rate derivative (liabilities)	$(202)	$(175)
Non-current interest rate derivative (liabilities)	$(37)	$(39)
Total interest rate derivatives	$(216)	$(160)

The effect of the interest rate swap designated as a cash flow hedge in our statements of changes in partners’ capital and comprehensive loss was as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Change in value recognized in other comprehensive loss - effective portion	$—	$(11)
Loss reclassified from accumulated other comprehensive loss to interest expense	—	115

There were no amounts of gains or losses reclassified into earnings as a result of the discontinuance of cash flow hedge accounting due to the lack of probability of the forecasted transaction occurring.

The realized and unrealized amounts recognized in interest expense associated with derivatives that are not designated as hedging instruments were as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Unrealized loss on interest rate derivatives	$56	$12
Realized loss on interest rate derivatives	104	27

Commodity Swaps

In our normal course of business, we periodically enter into month-ahead swap contracts to hedge our exposure to certain intra-month natural gas index pricing risk. We had no outstanding month-ahead swap contracts as of March 31, 2015. The total volume of outstanding month-ahead swap contracts as of December 31, 2014 was 12,000 MMBtu per day. We define these contracts as Level 2 because the index price associated with such contracts is observable and tied to a similarly quoted first-of-the-month natural gas index price.

We have elected to present our commodity swaps net on the balance sheets. We did not have any cash collateral received or paid on our commodity swaps as of March 31, 2015 or December 31, 2014. The effect of offsetting on our balance sheets was as follows (in thousands):

	March 31, 2015		December 31, 2014
	Other Current Assets	Other Current Liabilities	Other Current Assets	Other Current Liabilities
Gross amounts of recognized assets (liabilities)	$—	$—	$112	$—
Gross amounts offset on the balance sheets	—	—	—	—
Net amount	$—	$—	$112	$—

The realized and unrealized gain/loss on these derivatives, recognized in revenues in our statements of operations, was as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Realized gain (loss) on commodity swap derivatives	$125	$(1,169)
Unrealized gain (loss) on commodity swap derivatives	(111)	44
5. LONG-LIVED ASSETS
Property, Plant and Equipment
Property, plant and equipment consisted of the following (in thousands):

	Estimated Useful Life (yrs)	March 31, 2015	December 31, 2014
Pipelines	15-30	$503,888	$488,592
Gas processing, treating and other plants	15	532,538	515,080
Compressors	7-15	64,856	62,741
Rights of way and easements	15	37,263	37,238
Furniture, fixtures and equipment	5	3,735	3,671
Capital lease vehicles	3-5	2,284	2,076
Total property, plant and equipment		1,144,564	1,109,398
Accumulated depreciation and amortization		(159,252)	(142,234)
Total		985,312	967,164
Construction in progress		51,319	63,858
Land and other		24,002	27,548
Property, plant and equipment, net		$1,060,633	$1,058,570

Depreciation is provided using the straight-line method based on the estimated useful life of each asset.

In January 2015, we shut down our Gregory facility for four weeks due to a fire at the facility. In connection with the fire, as of March 31, 2015, the amount we had spent as part of efforts to return the facility to service did not exceed our insurance deductible.

Intangible Assets

Intangible assets of $1.5 million as of March 31, 2015 and December 31, 2014, respectively, represent the unamortized value assigned to long-term supply and gathering contracts acquired in 2011. These intangible assets are amortized on a straight-line basis over the 30-year expected useful lives of the contracts through 2041. Amortization expense over the next five years related to intangible assets is not significant.

6. LONG-TERM DEBT

Our outstanding debt and related information at March 31, 2015 and December 31, 2014 are as follows (in thousands):

	March 31, 2015	December 31, 2014
Revolving credit facility due 2019	$65,000	$30,000
Term loans (including OID of $2.1 million) due 2021	444,592	445,629
Total long-term debt (including current portion)	509,592	475,629
Current portion of long-term debt	$(4,500)	$(4,500)
Total long-term debt	$505,092	$471,129
Outstanding letters of credit	$20,830	$30,130
Remaining unused borrowings	$114,170	$139,870

	Three Months Ended March 31,
	2015	2014
Weighted average interest rate	5.1%	4.6%
Average outstanding borrowings	$512,093	$192,403
Maximum borrowings	$522,750	$267,300

Previous Credit Facility

In November 2012, we entered into a five-year $350.0 million revolving credit facility (as amended, the “Previous Credit Facility”). Borrowings under the Previous Credit Facility were set to mature in November 2017. We utilized the Previous Credit Facility for working capital requirements and capital expenditures, the purchase of assets, the payment of distributions and other general purposes. During 2013 and the first quarter of 2014, we entered into a total of four amendments to the Previous Credit Facility. In connection with these amendments, our availability was reduced from $350.0 million to the sum of $250.0 million plus any amounts placed on deposit in a collateral account of our General Partner and letters of credit outstanding. This availability was increased to $350.0 million in connection with the fourth amendment in March 2014. In connection with the closing of the TexStar Rich Gas System Transaction, we refinanced our Previous Credit Facility and entered into the Senior Credit Facilities (as defined below).

Senior Credit Facilities

On August 4, 2014, in connection with the consummation of the Contribution and TexStar Rich Gas System Transaction, we entered into (a) a Third Amended and Restated Revolving Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”) and (b) a Term Loan Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”). The initial borrowings and extensions of credit under the Term Loan Agreement were used to finance the TexStar Rich Gas System Transaction (including the immediate repayment of the $100 million of debt assumed in the transaction), the repayment of certain of our existing debt and the payment of fees and expenses in connection with the new debt arrangements and ongoing working capital and other general partnership purposes. No amounts were initially drawn on the Third A&R Revolving Credit Agreement. Substantially all of our assets are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu.

Third A&R Revolving Credit Agreement

The Third A&R Revolving Credit Agreement is a five-year $200 million revolving credit facility (the “Credit Facility”). Borrowings under our Credit Facility bear interest at the LIBOR plus an applicable margin or a base rate as defined in the respective credit agreement. Pursuant to the Third A&R Revolving Credit Agreement, among other things:

(a)	the letters of credit sublimit increased to $75 million;

(b)
we have the right to increase the total commitments under the Credit Facility by obtaining additional commitments from other lenders, as long as our senior secured leverage ratio is less than or equal to 4.50 to 1.00 before and after giving effect to such increase, subject to certain other conditions;

(c)	the definition of “Change of Control” is amended to permit the combination transaction with TexStar and to reflect the Sponsors’ control of the General Partner;

(d)
our maximum consolidated total leverage ratio (i) was set at 5.75 to 1.00 as of the last day of the fiscal quarter ending each of September 30, 2014 and December 31, 2014, (ii) is set at 5.50 to 1.00 as of the last day of the fiscal quarter ending March 31, 2015, (iii) 5.25 to 1.00 as of the last day of the fiscal quarter ending June 30, 2015 and (iv) 5.00 to 1.00 as of the last day of each fiscal quarter thereafter;

(e)
we had the right, exercisable on or before the date that our annual audited financial statements were due for the 2014 fiscal year, to comply with the consolidated total leverage ratio, consolidated senior secured leverage ratio and the consolidated interest coverage ratio covenants (the “Financial Covenants”) by applying certain specified quarterly base periods and annualization methods pertaining to the TexStar Rich Gas System;

(f)
if we fail to comply with the Financial Covenants (a “Financial Covenant Default”), we have the right (which cannot be exercised more than two times in any 12-month period or more than four times during the term of the facility) to cure such Financial Covenant Default by having the Sponsors purchase equity interests in or make capital contributions to us resulting in, among other things, proceeds that, if added to consolidated EBITDA, as defined in the Third A&R Revolving Credit Agreement, would result in us satisfying the Financial Covenants;

(g)	certain definitions are amended to take into account the TexStar Rich Gas System; and

(h)	the negative covenants are amended to permit the entry into, and indebtedness under, the Term Loan Agreement.

On May 7, 2015, we entered into a first amendment to our Third A&R Revolving Credit Agreement that provides for more favorable financial covenants through the third quarter of 2016 and an equity cure that is available through then end of 2016. See Note 15.

Term Loan Agreement

The Term Loan Agreement is a seven-year $450 million senior secured term loan facility. On August 4, 2014, the lenders funded the full amount of the facility. Borrowings under our Term Loan Agreement bear interest at LIBOR plus 4.25% or a base rate as defined in the respective credit agreement with a LIBOR floor of 1.00%. Under the Term Loan Agreement, among other things:

(a)
subject to certain requirements, including the absence of a default and pro forma compliance under the Third A&R Revolving Credit Agreement and pro forma compliance with a senior secured leverage ratio less than or equal to 4.50 to 1.00 before and after giving effect to such increase, we may from time to time request incremental term loan commitments subject to certain other conditions;

(b)	we may seek commitments from third party lenders in connection with any incremental term loan commitment requests, subject to certain consent rights given to the administrative agent;

(c)	the guarantors and the collateral are the same as provided for the benefits of the lenders in the Third A&R Revolving Credit Agreement;

(d)	subject to certain conditions, we may request that the lenders extend the seven-year maturity of all or a portion of the outstanding loans under the facility;

(e)
the facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the initial loan ($1.125 million), with the remainder due on the maturity date;

(f)
there are customary mandatory prepayment provisions and, subject to certain conditions, permissive prepayment provisions; provided, that if certain repricing transactions occur, we must pay a call premium equal to 1% of the principal amount of the loans subject to the repricing transactions; and

(g)
there are customary representations and warranties, affirmative covenants, negative covenants and provisions governing an event of default (including acceleration of payment in connection with material indebtedness, including the Third A&R Revolving Credit Agreement).

7. COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 5, 2013, one of our subsidiaries, Southcross Marketing Company Ltd., filed suit in a District Court of Dallas County against Formosa Hydrocarbons Company, Inc. (“Formosa”).  The lawsuit sought recoveries of losses that we believe our subsidiary experienced as a result of the failure of Formosa to perform certain obligations under the gas processing and sales contract between the parties.  Formosa filed a response generally denying our claims and, later, Formosa filed a counterclaim against our subsidiary claiming our subsidiary breached the gas processing and sales contract and a related agreement between the parties for the supply by Formosa of residue gas to a third party on behalf of our subsidiary.  After a bench trial held in January 2015, on February 5, 2015, the judge ruled that Formosa breached certain of its obligations under the gas processing and sales contract and that our subsidiary breached an obligation under each of the gas processing and sales contract and the related residue gas agreement.  The amount of damages awarded to our subsidiary was in excess of the damages awarded to Formosa. Rather than wait for the judge to award attorneys’ fees for each party as to the claims on which it prevailed, the parties have reached an agreement as to the appropriate award of attorneys’ fees. The amount of attorneys’ fees to be paid to our subsidiary is in excess of the attorneys’ fees to be paid to Formosa. Our subsidiary has filed a motion for reconsideration regarding a claim that was dismissed before trial through summary judgment. Formosa has filed its own motion for reconsideration regarding the amount of damages awarded to our subsidiary on one of its claims. Even if Formosa is successful in its request to reduce the damages awarded to our subsidiary, the amount of damages awarded to our subsidiary would still be in excess of the damages awarded to Formosa. A hearing has been scheduled for June 5, 2015 on both parties’ motions. No judgment will be entered until the judge has made a ruling on these motions. Regardless of how the judge rules on these motions, the judgment is not expected to have a material impact on our results of operations, cash flows or financial condition. With the filing of this motion, we now expect a final judgment to be entered in the third quarter of 2015, which may be extended or appealed.

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. For example, during periods when we are expanding our operations through the development of new pipelines or the construction of new plants, we may become involved in disputes with landowners that are in close proximity to our activities. While we are currently involved in several such proceedings and disputes, our management believes that none of such proceedings or disputes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims ultimately will have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Leases

Capital Leases

We have auto leases that are classified as capital leases. The termination dates of the lease agreements vary from 2015 to 2019. We recorded amortization expense related to the capital leases of $0.1 million for each of the three months ended March 31, 2015 and 2014. Capital leases entered into during the three months ended March 31, 2015 and 2014 were $0.2 million and $0.3 million, respectively. The capital lease obligation amounts included on the balance sheets were as follows (in thousands):

	March 31, 2015	December 31, 2014
Other current liabilities	$451	$455
Other non-current liabilities	649	578
Total	$1,100	$1,033

Operating Leases

We maintain operating leases in the ordinary course of our business activities. These leases include those for office and other operating facilities and equipment. The termination dates of the lease agreements vary from 2015 to 2025. Expenses associated with operating leases, which are recorded in operations and maintenance expenses and general and administrative expenses in our statements of operations, were $1.2 million and $0.3 million for the three months ended March 31, 2015 and 2014, respectively.

Purchase Commitments

At March 31, 2015, we had commitments of approximately $18.3 million for purchases of material and equipment related to our capital projects, primarily related to the purchase of pipelines and compressors for our various capital expansion projects. We have other planned capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

8. SERIES A PREFERRED UNITS

During the second quarter of 2013, we entered into a Series A Convertible Preferred Unit Purchase Agreement (the “Purchase Agreement”) with Southcross Energy LLC, pursuant to which we issued and sold 1,715,000 Series A Preferred Units to Southcross Energy LLC for a cash purchase price of $22.86 per unit, in a privately negotiated transaction (the “Private Placement”). Southcross Energy LLC sold 1,500,000 of these Series A Preferred Units to third parties during the second quarter of 2013.

All of the Series A Preferred Units, including units held by Southcross Energy LLC, were converted to common units on August 4, 2014 in connection with the Holdings Transaction. See Notes 1 and 9.

9. PARTNERS’ CAPITAL

Ownership

Our units outstanding as of March 31, 2015 are as follows (in units):

		Owned by Parent
	Partners’ Capital
	Public		Class B		General
	Common	Common	Convertible	Subordinated	Partner
Units outstanding as of December 31, 2014	21,684,543	2,116,400	14,889,078	12,213,713	1,038,852
In-kind distributions and general partner issuances to maintain 2.0% ownership	—	—	260,558	—	5,318
Units outstanding as of March 31, 2015	21,684,543	2,116,400	15,149,636	12,213,713	1,044,170

Common Units
Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our Partnership Agreement.
In February 2014, we completed a public equity offering of 9,200,000 additional common units and we received a capital contribution from our General Partner to maintain its 2.0% interest in us. The proceeds from the public offering were $144.7 million before estimated expenses related to the offering of $0.4 million. The net proceeds from the offering were used for our Onyx acquisition in March 2014, to fund the construction of our pipeline system extending into Webb County, Texas and for general partnership purposes.
In connection with the TexStar Rich Gas System Transaction and the Holdings Transaction on August 4, 2014, we issued Class B Convertible Units, accelerated the vesting of awards under our LTIP (see Note 11), and all of the holders of our Series A Preferred Units elected to convert their Series A Preferred Units into common units based on an exchange ratio of 110%.

Class B Convertible Units

In connection with the TexStar Rich Gas System Transaction, on August 4, 2014, we established our Class B Convertible Units. The Class B Convertible Units consist of 14,633,000 of such units plus any additional Class B PIK Units. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as our common units, with certain exceptions as noted below.

Our Partnership Agreement does not allow additional Class B Convertible Units (other than Class B PIK Units) to be issued without the prior approval of our General Partner and the holders of a majority of the outstanding Class B Convertible Units.

Our Partnership Agreement provides that we will procure the listing of the common units issuable upon conversion of the Class B Convertible Units on the New York Stock Exchange or other applicable national securities exchange.

Distribution Rights: Commencing with the third quarter of 2014 and until converted, as long as certain requirements are met, the holders of the Class B Convertible Units will receive quarterly distributions in an amount equal to $0.3257 per unit. These distributions will be paid quarterly in Class B PIK Units within 45 days after the end of each quarter. Our General Partner was entitled, and has exercised its right, to retain its 2.0% general partner interest in us in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, the General Partner is entitled to a corresponding distribution to maintain its 2.0% general partner interest in us.

Conversion Rights: The Class B Convertible Units are convertible into common units on a one-for-one basis and, once converted, will participate in cash distributions pari passu with all other common units. The conversion of Class B Convertible Units will occur on the date we (a) make a quarterly distribution equal to or greater than $0.44 per common unit, (b) generate Class B Distributable Cash Flow (as defined in our Partnership Agreement) in an amount sufficient to pay the declared distribution on all units for the two quarters immediately preceding the date of conversion (the “measurement period”) and (c) forecast paying a distribution equal to or greater than $0.44 per unit from forecasted Class B Distributable Cash Flow on all outstanding common units for the two quarters immediately following the measurement period.

Voting Rights: The Class B Convertible Units generally have the same voting rights as common units, and have one vote for each common unit into which such units are convertible.

Changes in Partners’ Capital due to Holdings Transaction

As discussed in Note 1, on August 4, 2014, Southcross Energy LLC and TexStar combined. As a result of this transaction, Holdings, through a wholly-owned subsidiary, (a) acquired 100% of TexStar and its general partner from BBTS Borrower LP and (b) acquired 2,116,400 of our common units and 12,213,713 of our subordinated units from Southcross Energy LLC. Thus, as a result of that transaction, Holdings acquired an approximate 57.4% limited partner interest in us, as well as 100% of our General Partner, which owns an approximate 2.0% interest in us and our incentive distribution rights. BBTS Borrower LP is controlled by EIG and Tailwater. In December 2014, BBTS Borrower LP distributed to each of EIG and Tailwater, in relatively equal proportions, its interest in Holdings. Southcross Energy LLC is controlled by Charlesbank. The Holdings Transaction resulted in our Sponsors each indirectly owning approximately one-third of Holdings. Affiliates of Energy Capital Partners
Mezzanine Opportunities Fund and GE Energy Financial Services also own certain additional equity interests in Holdings.

Subordinated Units

Subordinated units represent limited partner interests in us and convert to common units at the end of the Subordination Period (as defined in our Partnership Agreement). The principal difference between our common units and our subordinated units is that in any quarter during the Subordination Period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units do not accrue arrearages. Beginning with the third quarter of 2014, until such time we have a Distributable Cash Flow Ratio of at least 1.0, Holdings, the holder of the subordinated units has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0.

With respect to the fourth quarter of 2014, Holdings also waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution was paid before or in conjunction with the filing of our 2014 Annual Report on Form 10-K. We paid a distribution of $0.28 per unit on our 12,213,713 subordinated units in conjunction with the filing of our 2014 Annual Report on Form 10-K.

General Partner Interests

As defined by the Partnership Agreement, general partner units are not considered to be units (common or subordinated), but are representative of our general partner’s 2.0% ownership interest in us. Our General Partner has received general partner unit PIK distributions from our general partner units purchased in connection with the Private Placement (see Note 8) and the Class B Convertible Units. In connection with other equity issuances, including issuances related to the TexStar Rich Gas System Transaction and the Holdings Transaction, our General Partner has made capital contributions in exchange for an issuance of additional general partner units to maintain its 2.0% ownership interest in us. Also, the General Partner has received general partner unit PIK distributions from the general partner units purchased in connection with the Private Placement (see Note 8).
Equity Distribution Agreement
On November 12, 2014, we established a $75 million "at-the-market" equity offering program pursuant to an equity distribution agreement (the “Distribution Agreement”) with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC (each, a “Manager” and, collectively, the “Managers”). Under the Distribution Agreement, we may offer and sell up to $75 million in aggregate gross sales proceeds of our common units (the “Offered Units”) from time to time through the Managers, each as our sales agent. Sales of the Offered Units, if any, made under the Distribution Agreement will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale in block transactions, or as otherwise agreed upon by us and any Manager. The Offered Units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Registration No. 333-192105 declared effective December 10, 2013 (the "Registration Statement"), including the prospectus contained therein, as supplemented by the prospectus supplement filed with the SEC on November 12, 2014. We intend to use the net proceeds from the sale of the Offered Units for general partnership purposes, including the repayment of debt, acquisitions and funding capital expenditures.
The Distribution Agreement contains customary representations, warranties and agreements by us, including our obligations to indemnify the Managers for certain liabilities under the Securities Act. The Managers and certain of their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In particular, affiliates of each of the Managers are lenders under our Senior Credit Facilities, an affiliate of Wells Fargo Securities, LLC is a lender under our Term Loan Agreement, and affiliates of the other sales agents may from time to time hold positions under the Term Loan Agreement. If we use any net proceeds of this offering to repay borrowings under our Senior Credit Facilities, such affiliates of the Managers will receive proceeds of the offering.
Holdings’ Equity in Contributed Subsidiaries
Holdings’ equity in contributed subsidiaries represents its position in the net assets of the 2015 Holdings Acquisition as of March 31, 2015 that have been acquired by the Partnership. The 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). As such, the equity balance also reflects net income attributable to the 2015 Holdings Acquisition for all periods ending after August 4, 2014. Net income was attributed to the Partnership for the 2015 Holdings Acquisition for the three months period ended March 31, 2015. Although included in partners' capital, net income attributable to the 2015 Holdings Acquisition has been excluded from the calculation of earnings per unit and presented separately as net loss attributable to Holdings. See Notes 1 and 2.
10. TRANSACTIONS WITH RELATED PARTIES

Charlesbank, EIG & Tailwater (our Sponsors)

Effective August 4, 2014, in connection with the Contribution and as a result of the Holdings Transaction, the board of directors of our General Partner includes one director affiliated with Charlesbank, one director affiliated with EIG, one director affiliated with Tailwater and three outside directors. The seventh member of the board of directors of our General Partner and its chairman, David W. Biegler, was selected by a majority of the other directors. Mr. Biegler will serve as the chairman from August 2014 for two years or until his earlier death or resignation. Our non-employee directors are reimbursed for certain expenses incurred for their services to us. The director services fees and expenses are included in general and administrative expenses in our statements of operations. We incurred fees and expenses related to the services from our affiliated directors as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Charlesbank	$14	$—
EIG	16	—
Tailwater	16	—
Total fees and expenses paid for director services to affiliated entities	$46	$—

Southcross Energy Partners GP, LLC (our General Partner)

Our General Partner does not receive a management fee or other compensation for its management of us. However, our General Partner and its affiliates are entitled to reimbursements for all expenses incurred on our behalf, including, among other items, compensation expense for all employees required to manage and operate our business. We incurred expenses related to these reimbursements as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Reimbursements included in general and administrative expenses	$3,134	$3,475
Reimbursements included in operations and maintenance expenses	4,781	3,943
Total reimbursements to our General Partner and its affiliates	$7,915	$7,418

Compensation expense for services incurred by us on behalf of Southcross Energy LLC was billed to Southcross Energy LLC. For the three months ended March 31, 2015, compensation expense, which was not incurred on our behalf, of $0.1 million was billed to Southcross Energy LLC. No such amounts were incurred by us and billed to Southcross Energy LLC for the three months ended March 31, 2014.
Wells Fargo Bank, N.A.
Under our Senior Credit Facilities, Wells Fargo Bank, N.A. serves as the administrative agent (and served in that same capacity under our Previous Credit Facility). See Note 6. An affiliate of Wells Fargo Bank, N.A. is a member of our investor group. We entered into amendments to our Previous Credit Facility during 2013 and 2014. In addition, in connection with the TexStar Rich Gas System Transaction, during the third quarter of 2014, we entered into the Senior Credit Facilities, which include syndicates of financial institutions and other lenders. Affiliates of Wells Fargo Bank, N.A. have from time to time engaged in commercial banking and financial advisory transactions with us in the normal course of business. During the three months ended March 31, 2015 and 2014, we incurred costs, excluding interest, to Wells Fargo Bank, N.A. and its affiliates of $0.4 million and $0.2 million, respectively.

Other Transactions with Affiliates

Under the Distribution Agreement, we made customary representations, warranties and agreements, including an agreement to indemnify the Managers for certain liabilities under the Securities Act. The Managers and certain of their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In particular, affiliates of each of the Managers are lenders under our Senior Credit Facilities, an affiliate of Wells Fargo Securities, LLC is a lender under our Senior Credit Facilities and affiliates of the other sales agents may from time to time hold positions under the Term Loan Agreement. If we use any net proceeds of this offering to repay borrowings under our Senior Credit Facilities, such affiliates of the Managers will receive proceeds of the offering.

In conjunction with the TexStar Rich Gas System Transaction, we entered into a gas gathering and processing agreement (the “G&P Agreement”) and an NGL sales agreement (the “NGL Agreement”) with an affiliate of Holdings. Under the terms of these agreements, we transport, process and sell rich natural gas for the affiliate in return for fees that are substantially equivalent to the fees that Holdings receives from its customers for such services, and we can sell natural gas liquids that we own to Holdings at prices that are substantially equivalent to prices that Holdings receives from third parties. The NGL Agreement also permits us to utilize Holdings’ fractionation services at market-based rates.

During the three months ended March 31, 2015, the Partnership recorded revenues from affiliates of $7.4 million in accordance with the G&P Agreement and the NGL Agreement. Accounts receivable due from affiliates of $8.9 million as of March 31, 2015 is comprised of primarily (a) $5.6 million due from TexStar, (b) $0.9 million due from Holdings relating to gathering and processing services in the period and (c) $1.3 million, $0.6 million and $0.1 million due from T2 Eagle Ford, T2 Cogen and T2 LaSalle (each as defined in Note 13), respectively, representing reimbursements for operating costs and equipment for this investment in the joint ventures. Accounts payable due to affiliates of $3.8 million as of March 31, 2015 is comprised of primarily (a) $1.4 million due to TexStar, and (b) $1.7 million, $0.5 million and $0.1 million due to T2 Cogen, T2 Eagle Ford and T2 LaSalle, respectively, representing operational obligations.

In conjunction with the 2015 Holdings Acquisition, we entered into a series of commercial agreements with affiliates of Holdings including a gas gathering and treating agreement, a compression services agreement, a repair and maintenance agreement and an NGL transportation agreement. Under the terms of these commercial agreements, we gather, treat, transport, compress and redeliver natural gas for the affiliates of Holdings in return for agreed-upon fixed fees. In addition, under the NGL transportation agreement, we transport a minimum volume of NGLs per day at a fixed rate per gallon. The operational expense associated with such agreements has been capped at $1.7 million per quarter through December 31, 2016.

11. INCENTIVE COMPENSATION
Unit Based Compensation
Long-Term Incentive Plan
On November 7, 2012, and in connection with our initial public offering, we established the 2012 Long-Term Incentive Plan (“LTIP”), which provides incentive awards to eligible officers, employees and directors of our General Partner. Awards granted to employees under the LTIP vest over a three-year period in equal annual installments or in the event of a change in control of our General Partner in either a common unit or an amount of cash equal to the fair market value of a common unit at the time of vesting, as determined by management at its discretion. These awards also include distribution equivalent rights that grant the holder the right to receive an amount equal to the cash distributions on common units during the period the award remains outstanding.

The following table summarizes information regarding awards of units granted under the LTIP:

	Units	Weighted-Average Fair Value at Grant Date
Unvested - December 31, 2014	470,750	$20.45
Granted units	372,283	$13.80
Forfeited units	(17,514)	$20.69
Unvested - March 31, 2015	825,519	$18.15

For the three months ended March 31, 2015 and 2014, we granted awards under the LTIP with a grant date fair value of $5.1 million and $36 thousand, respectively, which we have classified as equity awards. As of March 31, 2015 and March 31, 2014, we had total unamortized compensation expense of $12.9 million and $3.2 million, respectively, related to unvested awards. Compensation expense associated with awards granted in the three months ended March 31, 2015 of 84,423 are expected to be recognized over a one-year vesting period, while the remaining awards are expected to be recognized over the three-year vesting period from each equity award’s grant date. As of March 31, 2015 and March 31, 2014, we had 545,515 and 1,525,121 units, respectively, available for issuance under the LTIP.

A grant of 84,423 units was made to the officers of our General Partner on March 10, 2015 that have a one-year vesting period rather than a three-year vesting period. These executive awards granted in March 2015 were not compensation earned for performance in 2014.

Unit Based Compensation Expense

The following table summarizes information regarding recognized compensation expense, which is included in general and administrative and operations and maintenance expense on our statements of operations (in thousands):

	Three Months Ended March 31,
	2015	2014
Unit-based compensation	$813	$529

Employee Savings Plan
We have employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, whereby employees of our General Partner may contribute a portion of their base compensation to the employee savings plan, subject to limits. We provide a matching contribution each payroll period equal to 100% of each employee’s contribution up to the lesser of 6% of the employee’s eligible compensation or $17,500 annually for the period. The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in general and administrative expense on our statements of operations (in thousands):

	Three Months Ended March 31,
	2015	2014
Matching contributions expensed for employee savings plan	$181	$356
2014 Incentive Plan
On August 4, 2014, our General Partner and Southcross GP Management Holdings, LLC, a Delaware limited liability company of which Holdings is the sole managing member (“GP Management”), adopted the Southcross Energy Partners GP, LLC and Southcross GP Management Holdings, LLC 2014 Equity Incentive Plan (the “2014 Incentive Plan”). Under the 2014 Incentive Plan, employees, consultants and directors of our General Partner and GP Management will be eligible to receive incentive compensation awards.
The 2014 Incentive Plan generally provides for the grant of awards, from time to time at the discretion of the board of directors of our General Partner (and, as applicable, the board of directors of the general partner of Holdings), of non-voting units in our General Partner to GP Management and then a corresponding grant or award of non-voting units of GP Management to the employee, consultant or director.
In connection with the adoption of the 2014 Incentive Plan, our General Partner amended and restated its limited liability company agreement and entered into its Second Amended and Restated Limited Liability Company Agreement which establishes a new class of non-voting units for issuance pursuant to the 2014 Incentive Plan and designates Southcross Holdings Borrower LP, a wholly owned subsidiary of Holdings as our General Partner’s managing member. As of March 31, 2015, no awards had been granted under this plan.

12. REVENUES

We had revenues consisting of the following categories (in thousands):

	Three Months Ended March 31,
	2015	2014
Sales of natural gas	$112,786	$145,358
Sales of NGLs and condensate	37,183	51,874
Transportation, gathering and processing fees	35,053	16,115
Other	916	244
Total revenues	$185,938	$213,591

13. INVESTMENTS IN JOINT VENTURES

Assets acquired through the TexStar Rich Gas System Transaction include equity interests in three joint ventures. During 2012, a subsidiary of TexStar and a company subsequently acquired by Atlas Pipeline Partners, L.P. (“Atlas”) formed T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and T2 EF Cogeneration Holdings LLC (“T2 Cogen”, and collectively “T2 Rich Gas System”) to construct and operate a pipeline and cogeneration facility located in South Texas. During 2015, Atlas was acquired by Targa Pipeline Partners LP, which is now our joint venture partner. The Partnership indirectly has a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. The joint ventures’ summarized financial data from their statements of operations for the three months ended March 31, 2015 is as follows (in thousands):

	Three Months Ended March 31, 2015
	T2 Eagle Ford	T2 Cogen	T2 LaSalle
Revenue	$921	$1,662	$379
Net loss	(4,997)	(1,361)	(1,520)

The Partnership’s equity in losses of joint venture investments is comprised of the following for the three months ended March 31, 2015 (in thousands):

Three Months Ended
March 31, 2015
T2 Eagle Ford	$(2,491)
T2 Cogen	(681)
T2 LaSalle	(380)
Equity in losses of joint venture investments	$(3,552)
The Partnership’s investments in joint ventures is comprised of the following as of March 31, 2015 (in thousands):

March 31, 2015
T2 Eagle Ford	$107,237
T2 Cogen	19,444
T2 LaSalle	18,994
Investments in joint ventures	$145,675
14. CONCENTRATION OF CREDIT RISK

Our primary markets are in South Texas, Alabama and Mississippi. We have a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be affected similarly by changes in economic, regulatory or other factors. We analyze our customers’ historical financial and operational information before extending credit.

Our top ten customers for the three months ended March 31, 2015 and 2014 represent the following percentages of consolidated revenue:

	Three Months Ended March 31,
	2015	2014
Top ten customers	60.1%	64.6%

The percentage of total consolidated revenue for each customer that exceeded 10% of total revenues for the three months ended March 31, 2015 and 2014 was as follows:

	Three Months Ended March 31,
	2015	2014
Trafigura Trading LLC	10.9%	12.2%

For the three months ended March 31, 2015 and 2014, we did not experience significant non-payment for services. At March 31, 2015 and December 31, 2014, we did not record an allowance for uncollectible accounts receivable.

15. SUBSEQUENT EVENTS

Partnership Distributions

On April 28, 2015, the board of directors of our General Partner declared a cash distribution of $0.40 per common unit and General Partner unit, which will be paid on May 14, 2015 to unitholders of record on May 8, 2015. In addition, on April 28, 2015, the board of directors of our General Partner declared a $0.3257 per unit distribution for the first quarter of 2015 on the Partnership’s Class B Convertible Units. The distribution on the Class B Convertible Units will be paid in the form of additional Class B Convertible Units on May 14, 2015. In order to support the Partnership's acquisition of the TexStar Rich Gas System in August 2014, Holdings has elected to forgo distributions on any subordinated units that would cause the Partnership's distributions to exceed its distributable cash flow for any quarterly period. This election will continue until the Partnership has distributable cash flow in excess of total distributions on the Partnership's common and subordinated units and complies with the new restrictions in the Credit Agreement Amendment (defined below).

Amendment to Third A&R Revolving Credit Agreement

During the fourth quarter of 2014 and into the first quarter of 2015, as a result of the decline in commodity prices and associated decline in upstream drilling activity, we experienced a decline in the growth in volume of natural gas we gather and process for our customers. Our results in the first quarter of 2015 were also negatively impacted by the fire at our Gregory facility. These collective events impacted our operating results adversely and resulted in the need to amend our Credit Facility.

On May 7, 2015, we entered into a First Amendment to our Third A&R Revolving Credit Agreement among the Partnership, as the borrower, Wells Fargo, N.A., as the administrative agent, the lenders and other parties thereto (the “Credit Agreement Amendment”). The Credit Agreement Amendment amended the Third A&R Revolving Credit Agreement.

The Credit Agreement Amendment, among other things, (a) revised the maximum consolidated total leverage ratio set at 5.75 to 1.0 as of the last day of the fiscal quarter ending each of March 31, 2015, June 30, 2015 and September 30, 2015, (ii) 5.5 to 1.0 as of the last day of the fiscal quarter ending each of December 31, 2015, March 31, 2016 and June 30, 2016, (iii) 5.25 to 1.0 as of the last day of the fiscal quarter ending September 30, 2016, and (iv) 5.00 to 1.0 as of the last day of each fiscal quarter thereafter, in each case, without any step-ups in connection with acquisitions; (b) increased the applicable margins used in connection with the loans and the commitment fee so that the applicable margin for Eurodollar Loans ranges from 2.00% to 4.50%, the applicable margin for Base Rate Loans ranges from 1.00% to 3.50% and the applicable rate for commitment fees ranges from 0.375% to 0.500%, (c) permits the Partnership to comply with certain Financial Covenants by making certain pro forma adjustments with respect to minimum revenues to be received from Frio, (d) modified our ability to cure Financial Covenant defaults; (e) imposed additional restrictions on our ability to declare and pay quarterly cash distributions with respect to our subordinated units; and (f) amended certain other provisions of the Third A&R Revolving Credit Agreement as more specifically set forth in the Credit Agreement Amendment.

16. SUPPLEMENTAL INFORMATION

Supplemental Cash Flow Information (in thousands)

	Three Months Ended March 31,
	2015	2014
Supplemental Disclosures:
Cash paid for interest, net of amounts capitalized	$6,841	$2,776
Cash paid for taxes, net of refunds received	—	23
Supplemental disclosures of non-cash investing and financing activities:
Accounts payable related to capital expenditures	22,793	1,628
Change in value recognized in other comprehensive loss	—	11
Capital lease obligations	207	307
Accrued distribution equivalent rights on LTIP units	342	76
Class B Convertible unit in-kind distributions	3,712	—

Capitalization of Interest Cost
We capitalize interest on projects during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed. We incurred the following interest costs (in thousands):

	Three Months Ended March 31,
	2015	2014
Total interest costs	$7,800	$3,072
Capitalized interest included in property, plant and equipment, net	(302)	(99)
Interest expense	$7,498	$2,973
Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in other assets on the balance sheets. Changes in deferred financing costs are as follows (in thousands):

	2015	2014
Deferred financing costs, January 1	$16,602	$5,237
Capitalization of deferred financing costs (1)	6	156
Amortization of deferred financing costs	(737)	(337)
Deferred financing costs, March 31	$15,871	$5,056

(1) See Note 6.

Southcross Assets Considered Leases to Third Parties

In connection with the Onyx acquisition in March 2014, we acquired natural gas pipelines and contracts related to the acquired pipelines (see Note 2). The pipelines transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts. The contracts have a primary term through 2029 and an option to extend the agreements by an additional term of up to ten years. These contracts are considered operating leases under the applicable accounting guidance.

Future minimum annual demand payment receipts under these agreements as of March 31, 2015 were as follows: $4.2 million for the remainder of 2015; $5.6 million in 2016; $5.6 million in 2017; $2.2 million in 2018; $2.2 million in 2019; and $15.3 million thereafter. The revenue for the demand payments is recognized on a straight-line basis over the term of the contract. The demand fee revenues under the contracts were $0.7 million and $0.2 million for the three months ended March 31, 2015 and 2014, respectively, and have been included within transportation, gathering and processing fees within Note 12. These amounts do not include variable fees based on the actual gas volumes delivered under the contracts. Variable fees recognized in revenues within transportation, gathering and processing fees within Note 12 were $0.8 million and $1.2 million for the three months ended March 31, 2015 and 2014, respectively.